                                                                      EXHIBIT 11


                           AER ENERGY RESOURCES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         COMPUTATION OF PER SHARE LOSS





                                                                           PERIOD FROM JULY
                                                                           17, 1989 (DATE OF
                               YEARS ENDED DECEMBER 31,                    INCEPTION) TO
                      ------------------------------------------           DECEMBER 31,
                          1996          1995           1994                   1996
                      ------------  -------------  -------------  -----------------------------
Weighted average
  Common Stock
  outstanding......    22,673,126     17,228,972     14,904,822              11,214,248
Common Stock issued
  and stock options
  granted in
  accordance with
  Staff
Accounting Bulletin
  No.83............            --             --             --               1,470,525
                      -----------   ------------   ------------   -----------------------------
   Total:..........    22,673,126     17,228,972     14,904,822              12,684,773
                      ===========   ============   ============   =============================
Net loss...........   $(7,559,321)  $(10,198,195)  $(10,188,824)           $(45,693,079)
                      ===========   ============   ============   =============================
Per share amount...        $(0.33)        $(0.59)        $(0.68)                 $(3.60)